                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


1.       Name and Address of Reporting Person:

         James Crabtree
         C/O TeraGlobal Communications Corp.
         9171 Towne Centre Drive, Suite 600
         San Diego, CA, 92122

2.       Date of Event Requiring Statement: (Month/Day/Year): June 28, 2001

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary): _____________

4.       Issuer Name and Ticker or Trading Symbol: TeraGlobal Communications
         Corp (TGCC)

5.       Relationship of Reporting Person to Issuer (Check all applicable):

             X    Director                                 10% Owner
         --------                                    -----

                  Officer (give title below)               Other (Specify below)
         -------                                     -----

6.       If Amendment, Date of Original (Month/Day/Year):
                                                         -----

7.       Individual or Joint/Group Filing (Check applicable line):

            X     Form filed by one reporting person
         --------

                  Form filed by more than one reporting person
         --------


             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security (Instr. 4)     2.       Amount of             3.       Ownership     4.       Name of Indirect
                                     Securities Beneficially        Form: Direct (D)       Beneficial Ownership (Instr. 5)
                                     Owned (Instr. 4)               or Indirect (I)
                                                                    (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------
Series A Convertible Preferred Stock            5,597,016                    (I)*           by Waller Sutton 2000, L.P.

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

                                                             TABLE II:
                                                             DERIVATIVE
                                                             SECURITIES
                                                             BENEFICIALLY OWNED
                                                             (E.G., PUTS, CALLS,
                                                             WARRANTS, OPTIONS,
                                                             CONVERTIBLE
                                                             SECURITIES)

1. Title of    2. Date Exercisable        3. Title and Amount of         4. Conversion   5. Ownership    6. Nature of
Derivative        and Expiration Date        Securities Underlying          or Exercise     Form of         Indirect
Security          (Month/Day/Year)           Derivative Security )          Price of        Derivative      Beneficial
(Instr. 4)                                   (Instr. 4                      Derivative      Security:       Ownership
                                                                            Security        Direct (D) or   (Instr. 5)
                                                                                            Indirect (I)
                                                                                            (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------
                  Date         Expiration    Title           Amount or
                  Exercisable  Date                          Number of
                                                             Shares
-----------------------------------------------------------------------------------------------------------------------------
Warrant           6/28/01      6/30/07       Common Stock      466,418        $.536             (I)*        by Waller Sutton
                                                                                                               2000, L.P.
-----------------------------------------------------------------------------------------------------------------------------
Warrant           6/28/01      6/30/07       Common Stock    1,949,838        $.536             (I)*        by Waller Sutton
                                                                                                               2000, L.P.
-----------------------------------------------------------------------------------------------------------------------------
Warrant           6/28/01      6/30/07       Common Stock      449,963        $1.00             (I)*        by Waller Sutton
                                                                                                               2000, L.P.
-----------------------------------------------------------------------------------------------------------------------------
Warrant           6/28/01      6/30/07       Common Stock      449,963        $1.50             (I)*        by Waller Sutton
                                                                                                               2000, L.P.
-----------------------------------------------------------------------------------------------------------------------------


Explanation of Responses: * Mr. Crabtree disclaims beneficial ownership of all securities held by Waller Sutton 2000, L.P. except those in which he has a direct or indirect pecuniary interest.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                                /s/ James Crabtree                 July 12, 2001
                                -----------------------------      -------------
                                Signature of Reporting Person               Date





Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly. If the Form is filed by more than one Reporting Person see Instruction 5(b)(v).


                                       2